Exhibit 99.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement, dated as of February 15, 2018 (“Amendment”), is made and entered into by and between The Cheesecake Factory Incorporated (“Company”) and David M. Overton (“Executive”), with reference to the following:

A.   Effective April 1, 2017, the Company and Executive entered into an Employment Agreement (“Agreement”). All capitalized terms used herein and not otherwise defined shall have the meaning given such term in the Employment Agreement.

B.   The Term of the Agreement expires April 1, 2018, unless sooner terminated in accordance with its terms, and provided for an extension of the Term by mutual agreement.

C.   The Company and Executive desire to extend the Term and provide for additional yearly extensions, unless either Company or Executive elects not to extend by notice to one another.

Now, therefore, for valuable consideration, the receipt of which is acknowledged, the Company and Executive agree to extend the Term and provide for the following modification and amendment to the Agreement:

1. Term.  Effective April 1, 2018, Section 2 of the Agreement is deleted in its entirety and the following provision substituted in its place:

The initial “Term of this Agreement” or “Term” shall commence on April 1, 2018 and end on the first anniversary of such date.  On such first anniversary date, and on each subsequent annual anniversary date thereafter, the Term of this Agreement shall be automatically extended for one additional year unless, not less than ninety (90) days prior to any such anniversary date, either the Company or the Executive shall give notice not to extend this Agreement.  Upon the expiration of the Term of this Agreement as the result of such notice by either party not to extend the Term, the employment of the Executive will thereafter continue on an at-will basis subject to the ability of either party to terminate such employment relationship at any time. A notice  by either party not to further extend the Term of this Agreement shall not be treated as a termination by the Company without Cause or a Constructive Termination by the Executive, in and of itself and absent other factors giving rise to a without Cause termination or a Constructive Termination, nor shall any such notice of non-extension  give rise to the payment of any benefits under Section 14 hereof unless payments under such Section 14 otherwise would have been due irrespective of such notice of non-extension.  “The Term of this Agreement” shall mean, for purposes of this Agreement, such initial one-year term and subsequent extensions, if any.

2. No Further Modifications. Except as modified in this Amendment, the Agreement remains unmodified and in full force and effect.

“Company”

THE CHEESECAKE FACTORY INCORPORATED

BY:

ITS:

“Executive”

/s/ DAVID M. OVERTON
DAVID M. OVERTON